Exhibit 99.1

For Immediate Release	August 17, 2011

Crown Crafts Reports Results for Fiscal 2012 First Quarter

•	Sales of bedding, blankets and accessories, which represent approximately three-fourths of the business, increased 3.3% in the first quarter as a result of successful new designs and promotions

•	Overall net sales increased 1.9% for the quarter ended July 3, 2011

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported operating results for the fiscal 2012 first quarter, which ended July 3, 2011.

“Net sales continued to improve as a result of our innovative and popular new designs in bedding, blankets and accessories, combined with our aggressive promotional and marketing activities in this product category,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.  “We also continued our progress in growing sales of Company-branded products.”

Chestnut added that gross profit and net income continue to be challenged by rising costs for raw materials, labor, transportation and currency associated with the Company’s sourcing operations in China.  Additionally, the gross profit in the first quarter of the prior year was favorably impacted by the over-absorption of overhead expenses amounting to $333,000.  Most of this over-absorption reversed as merchandise was sold, resulting in an unfavorable impact to gross profit in the later quarters of fiscal 2011.  The impact to gross profit in the first quarter of the current year from the absorption of overhead was minimal.  “We remain confident that we have built a solid foundation for profitable growth,” he said.

Financial Results

Net income for the first quarter of fiscal 2012 was $530,000, or $0.05 per diluted share, on net sales of $17.5 million, compared with net income in the first quarter of fiscal 2011 of $726,000, or $0.08 per diluted share, on net sales of $17.2 million. Gross profit declined to $3.8 million, from $4.3 million a year ago. By product category, sales of bedding, blankets and accessories increased 3.3% to $13.0 million, while sales of bibs, bath and disposable products decreased 1.8% to $4.5 million.

Higher-than-expected raw material, labor, transportation and currency costs were partially offset by a decrease in marketing and administrative expenses due to lower overall compensation costs and factoring fees.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Quarterly Cash Dividend

The Company previously announced that its Board of Directors declared a regular quarterly cash dividend on the Company’s Series A common stock of $0.03 per share.  The dividend will be paid on October 7, 2011 to stockholders of record at the close of business on September 16, 2011.  “The Board remains committed to the payment of a dividend, which reflects the strength of our balance sheet and operating cash flow, as well as the continued earnings potential of our business focus and growth strategy in fiscal 2012 and beyond,” said Chestnut.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions.  To join the teleconference, dial (877) 317-6789 and refer to conference number 10002669.  The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com.  The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 25, 2011.  To access the replay, dial (877) 344-7529 in the U.S. or (412) 317-0088 from international locations and refer to conference number 10002669.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats.  The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana.  Crown Crafts is among America’s largest producer of infant bedding, bibs and bath items.  The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.  The latest news about Crown Crafts can be found at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
mailto:oelliott@crowncrafts.com

or

Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data

	Three-Month Periods Ended
	July 3, 2011	June 27, 2010
Net sales	$17,499	$17,167
Gross profit	3,783	4,291
Gross profit percentage	21.6%	25.0%
Income from operations	933	1,276
Income before income tax expense	863	1,186
Income tax expense	330	455
Income from continuing operations	533	731
Loss from discontinued operations – net of income taxes	(3)	(5)
Net income	530	726
Basic earnings per share	$0.06	$0.08
Diluted earnings per share	$0.05	$0.08

Weighted Average Shares Outstanding:
Basic	9,619	9,246
Diluted	9,756	9,349

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	July 3, 2011	April 3, 2011
Cash and cash equivalents	$11	$205
Accounts receivable, net of allowances	13,344	18,653
Inventories	18,383	13,560
Total current assets	34,046	35,283
Finnite-lived intangible assets, net	6,487	6,795
Total assets	$44,061	$45,702

Current maturities of long-term debt	$1,988	$1,952
Total current liabilities	11,984	9,971
Long-term debt	427	4,336

Shareholders’ equity	31,650	31,395
Total liabilities and shareholders’ equity	$44,061	$45,702